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                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated May 16, 2001, relating to the financial statements and financial highlights appearing in the March 31, 2001 Annual Report to Shareholders of Nations Equity Income Fund, Nations Convertible Securities Fund, Nations Blue Chip Fund, Nations Strategic Growth Fund, Nations Aggressive Growth Fund, Nations Capital Growth Fund (including the financial statements and supplementary data of Nations Blue Chip Master Portfolio), which are also incorporated by reference into the Registration Statement. We also consent to the reference to us in the Registration Statement under the headings "Financial Statements" and "Comparison of Advisory and Other Service Arrangements and Fees".

PricewaterhouseCoopers LLP
New York, New York
November 29, 2001